Exhibit 11 Opinion of Richard G. McAlee P.A. as to the legality of the securities covered by this Registration Statement


                             RICHARD G. MCALEE, P.A.
                                   LAW OFFICES
                               RICHARDSON BUILDING
                           2127 ESPEY COURT, SUITE 220
                                CROFTON, MD 21114

RICHARD G. MCALEE                               ANNAPOLIS AREA:  (410) 451-0224
  --------------                               WASHINGTON AREA:  (301) 261-3616
     OF COUNSEL                                 BALTIMORE AREA:  (410) 793-0639
KEVIN V. BELL                                        FACSIMILE:  (410) 451-0225
A. TERRY WALMAN, M.D., J.D.                      E-MAIL: RGMPA@WORLDNET.ATT.NET

                                February 3, 2000

THE IMAGING CENTER, INC.
715 Williams Street
P. O. Box 1705
Cumberland, MD 21501-1705


     We have acted as counsel to The Imaging Center, Inc. (the "Company") in connection with the offering of 1,000,000 shares of Class B Non-Voting Common Stock, pursuant to the First Amendment to the Registration Statement (Form SB-1), dated February 17, 2000 (the "Registration Statement") , and the related Prospectus dated March 1, 2000 (the "Prospectus").

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate or similar records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles.

     Based upon the foregoing, we are of opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

     2. Upon receipt of the consideration stated in the Prospectus (I.E., $2.00 in cash per share), and upon subsequent issuance of the shares, each share of the Company's Class B Non-Voting Common Stock will, in our opinion, be legally issued, fully paid and nonassessable.

     We are admitted to practice only in the State of Maryland and express no opinion as to matters governed by any laws other than the laws of the State of Maryland and the


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federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and the reference to us in the Registration Statement and the Prospectus.


                                                     Very truly yours,

                                                     RICHARD G. MCALEE, P.A.


                                                     By: /s/ Richard G. McAlee
                                                         Richard G. McAlee